Exhibit 10.2

February 15, 2010

Mr. Chris Sliva

6306 Royalton Dr.

Dallas, TX 75230

Dear Chris:

Congratulations on your promotion to President - Morningstar for Dean Foods Company.

Here are the specifics of your increase:

Effective Date

The effective date of your new position is January 1, 2010.

Base Salary

You will be paid $17,291.67 on a semi-monthly basis, less payroll taxes, which equates to an annual salary of $415,000.00 (+13.3%), less payroll taxes. Your salary will be reviewed annually (next in March 2011).

Annual Incentive Opportunity

Effective January 1, 2010, you will be eligible to earn an annual incentive as a participant in the Business Unit President - Morningstar Short-Term Incentive Plan with a target amount equal to 65% of your annualized base salary, subject to the achievement of certain financial targets for the Business Unit President - Morningstar and certain individual objectives.

Long Term Incentive Compensation

In February 2010, the Board of Directors approved a Long Term Incentive grant for you, commensurate with the position of President - Morningstar for Dean Foods Company. Your 2010 targeted long-term compensation is $600,000.00. This includes: $180,000 target for Restricted Stock Units, representing 9,820 Restricted Stock Units; $180,000 target for Stock Options, representing 28,967 Stock Options; and $240,000 targeted Performance Cash Units. The amount and nature of any future long-term incentive awards will be determined by the Board of Directors.

Benefits

You will continue to be eligible for FlexSelect benefits (medical, dental, vision), 401k, Executive Deferred Compensation, Supplemental Executive Retirement Plan (SERP), and Executive Long Term Disability.

Conclusion

Chris, I am very excited about your new opportunity, and I look forward to your future contributions to Dean Foods.

Best regards,

/s/ Joseph E. Scalzo
Joseph E. Scalzo
Chief Operating Officer, Dean Foods

Agreed and accepted:

/s/ Chris Sliva
Chris Sliva

5-5-10
Date